                               ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

                          SPINNAKER ELECTRICAL TAPE COMPANY,

                              SPINNAKER INDUSTRIES, INC.

                                         AND

                             INTERTAPE POLYMER GROUP INC.

                                     DATED AS OF

                                    APRIL 9, 1999


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                                  TABLE OF CONTENTS


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
ARTICLE I - SALE OF ASSETS AND ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . .1
       1.1    Sale of Assets by Seller . . . . . . . . . . . . . . . . . . . . . . .1
       1.2    Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
       1.3    Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .4
       1.4    Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .5
       1.5    Time and Place of Closing. . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE II - PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       2.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       2.2    Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . .6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . .6
       3.1    Organization; Approvals. . . . . . . . . . . . . . . . . . . . . . . .7
       3.2    Certificate of Incorporation and Bylaws. . . . . . . . . . . . . . . .7
       3.3    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
       3.4    No Conflict; Required Filings and Consents . . . . . . . . . . . . . .7
       3.5    Compliance; Permits. . . . . . . . . . . . . . . . . . . . . . . . . .8
       3.6    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       3.7    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . .8
       3.8    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .8
       3.9    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . .9
       3.10   Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . .9
       3.11   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . 10
       3.12   Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . 11
       3.13   Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . 12
       3.14   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . 12
       3.15   Absence of Agreements. . . . . . . . . . . . . . . . . . . . . . . . 13
       3.16   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.18   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.19   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.20   Substantial Customers and Suppliers. . . . . . . . . . . . . . . . . 14
       3.21   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . 15
       3.23   Year 2000 Representation . . . . . . . . . . . . . . . . . . . . . . 17
       3.24   Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       3.25   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       3.26   Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . 18
       4.1    Organization; Approvals. . . . . . . . . . . . . . . . . . . . . . . 18


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       4.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       4.3    No Conflict; Required Filings and Consents . . . . . . . . . . . . . 18
       4.4    Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . 19
       4.5    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       4.6    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE V - CERTAIN COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       5.1    Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . 19
       5.2    Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . 20
       5.3    Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       5.4    Access and Information . . . . . . . . . . . . . . . . . . . . . . . 22
       5.5    Update Disclosure; Breaches. . . . . . . . . . . . . . . . . . . . . 23
       5.6    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       5.7    Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VI - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . 23
       6.1    Appropriate Action; Consents; Filings. . . . . . . . . . . . . . . . 23
       6.2    Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . 24
       6.3    Notification of Certain Matters. . . . . . . . . . . . . . . . . . . 25
       6.4    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . 26
       6.5    Customer Retention . . . . . . . . . . . . . . . . . . . . . . . . . 26
       6.6    Tax Cooperation and Indemnification. . . . . . . . . . . . . . . . . 26
       6.7    Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . . 28
       6.8    Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       6.9    Further Transfer Matters . . . . . . . . . . . . . . . . . . . . . . 29
       6.10   Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       6.11   Release of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE VII - CONDITIONS OF CLOSING. . . . . . . . . . . . . . . . . . . . . . . . 30
       7.1    Conditions to Obligation of Each Party . . . . . . . . . . . . . . . 30
       7.2    Additional Conditions to Obligations of Buyer. . . . . . . . . . . . 30
       7.3    Additional Conditions to Obligations of the Seller . . . . . . . . . 32

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . 33
       8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       8.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . 34
       8.3    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE IX - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       9.1    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       9.2    Procedures for Indemnification . . . . . . . . . . . . . . . . . . . 35

ARTICLE X - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 36
       10.1   Survival of Representations, Warranties, Covenants and Agreements. . 36
       10.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36


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       10.3   Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 37
       10.4   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       10.5   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       10.6   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       10.7   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       10.8   Parties In Interest. . . . . . . . . . . . . . . . . . . . . . . . . 39
       10.9   Governing Law; Venue . . . . . . . . . . . . . . . . . . . . . . . . 39
       10.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       10.11  Time Is of the Essence . . . . . . . . . . . . . . . . . . . . . . . 39
       10.12  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       10.13  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . 39
       10.14  Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . 39

                               ASSET PURCHASE AGREEMENT

       This Asset Purchase Agreement (this "AGREEMENT"), dated as of April 9, 1999, by and among Spinnaker Electrical Tape Company, a Delaware corporation ("SELLER"), Spinnaker Industries, Inc., a Delaware corporation ("PARENT"), and Intertape Polymer Group Inc., a corporation organized under the Canada Business Corporations Act ("BUYER").

                                     WITNESSETH:

       WHEREAS, Seller is engaged in the business of the design, development, manufacture and sale of industrial tapes (the "BUSINESS"); and

       WHEREAS, Buyer desires to acquire from Seller the Business through a purchase of certain of the assets of Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, on the terms and subject to the conditions of this Agreement, all of its rights, title and interest in, or to, all of the assets, rights, properties, claims and contracts owned or used by Seller in the conduct of the Business and, in connection therewith, Buyer has agreed to assume certain liabilities of Seller relating to the Business, all on the terms set forth in this Agreement; and

       WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into an agreement of even date herewith (the "STOCK PURCHASE AGREEMENT") with Parent, pursuant to which Parent shall sell to Buyer, and Buyer shall purchase and acquire from Parent, all of the capital stock of Central Products Company, a Delaware corporation ("CPC") and an affiliate of Seller engaged in the business of the design, development, manufacture and sale of industrial tapes.

       NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

                                      ARTICLE I
                     SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

       1.1 SALE OF ASSETS BY SELLER. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in SECTION 1.5), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the following assets associated with the Business (but excluding the Excluded Assets described in SECTION 1.2) (collectively, the "PURCHASED ASSETS"):

              (a) REAL PROPERTY. All of the parcels of real property used, occupied or operated by Seller in connection with the Business described in
SCHEDULE 1.1(a) (the "REAL PROPERTY"), and all of the rights arising out of the ownership of the Real Property or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements to the Real Property (together with such Real Property, the "FACILITIES");


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              (b)    LEASED PROPERTY.  All leases, including capitalized leases, for real property leased or used by Seller in connection with the Business described in SCHEDULE 1.1(b) (the "REAL PROPERTY LEASES");

              (c) PERSONAL PROPERTY LEASES. All leases, including capitalized leases, for personal property leased or used by Seller in connection with the Business, including without limitation those described in SCHEDULE 1.1(c) (the "PERSONAL PROPERTY LEASES");

              (d) MACHINERY AND EQUIPMENT. The machinery, equipment, computer hardware, tooling, office equipment, telephone, telecopy and communications equipment, furniture and other items of tangible personal property owned or licensed (to the extent transferable) by Seller that are used in connection with the Business and all leasehold improvements (to the extent of Seller's interest therein) the principal items of which as of December 31, 1998 are listed in SCHEDULE 1.1(d) (the "EQUIPMENT"), and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment (to the extent transferable);

              (e) INVENTORY. The finished products and all work-in-progress, raw materials, waste materials, scrap, samples, stores and spares, components, goods in transit from suppliers or manufacturers, goods held on consignment by any third party for Seller (excluding goods held on consignment for any third party by Seller), supplies, and packaging and promotional materials used in connection therewith, owned by Seller on the Closing Date, together with all rights of Seller against suppliers that relate to the Purchased Assets (the "INVENTORY");

              (f) VEHICLES. All motor vehicles owned or leased by Seller in connection with the operation of the Business, including without limitation those described in SCHEDULE 1.1(f);

              (g) INTELLECTUAL PROPERTY. All right, title and interest of Seller in and to any and all Intellectual Property (as defined in SECTION 3.22) used by Seller in connection with the Business or being developed by Seller in connection with the Business as of the Closing Date, including without limitation the Intellectual Property described in SCHEDULE 1.1(g);

              (h) BUSINESS INFORMATION AND FILES. Any and all business information, market research studies, customer lists, customer records and information, supplier lists, technical manuals, specifications, data, designs, blueprints and drawings, technical papers, sales and promotional materials, catalogs, advertising and marketing materials and related books, records and files currently used by Seller in connection with the Business, but excluding such information that is related to the sale of the Business;

              (i) CONTRACTS. To the extent transferable, all commitments, orders, quotations, bids, supply agreements, procurement agreements, service agreements, contracts and agreements, written or oral, to which Seller is a party or by which Seller is bound (the "CONTRACTS");

              (j) ACCOUNTS RECEIVABLE. All accounts receivable of the Business owned by Seller and reflected on the books and records of Seller as of the Closing Date;

              (k) SECURITY DEPOSITS. All security deposits deposited by or on behalf of Seller as lessee or sublessee under any lease included in the Business and other transferable deposits;

              (l) LICENSES, CERTIFICATIONS AND PERMITS. To the extent transferable, the licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any governmental or regulatory authority to Seller, including without limitation those set forth in SCHEDULE 1.1(l) (the "PERMITS");

              (m) CORPORATE NAMES, TRADE NAMES, ETC. The use of the name "Spinnaker Electrical Tape Company," including the goodwill attached to such name, and the trade names and marks descriptive of and associated with such name for a period not to exceed nine months;

              (n) BANK ACCOUNTS, CASH, ETC. All cash, checks, negotiable instruments, short-term investments, bank accounts, deposits, securities, investments (and all interest thereon, to the extent applicable) and all other cash equivalents of Seller;

              (o) BOOKS AND RECORDS. All written or recorded information used by Seller in connection with the Business, including without limitation employee payroll and personnel records and customer lists, credit information, supplier lists and all books and records containing purchasing, sales, marketing and advertising information of the Business, or relating to the Purchased Assets or Assumed Liabilities (as defined in SECTION 1.3);

              (p) INSURANCE POLICIES. To the extent assignable, any insurance policy, bonds, or other similar items, or any cash surrender value in regard thereof, or any security or other deposits, and all insurance proceeds received by Seller, or rights to receive insurance proceeds, to the extent any of the foregoing relate to damage to any item of personalty or realty or property of the Business which has suffered damage or becomes damaged between the date of this Agreement and the Closing Date, except to the extent such proceeds were utilized to repair any such damaged item; and

              (q) CAUSES OF ACTION. All causes of action and other claims of Seller of every kind or description which Seller may have against any person or entity arising out of or relating to the Purchased Assets and the Assumed Liabilities (both relating to periods on or after the Closing Date, except with respect to claims relating to product warranties assumed hereunder, which relate to all periods);

in each case as of the Closing Date, subject to changes made from the date of this Agreement to the Closing Date and reflected on appropriate updated Schedules, as applicable. To the extent assets are used by Parent in connection with the Business and its other businesses, the parties shall use good faith efforts to separate such assets in accordance with their respective uses.

       1.2 EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement, the following assets of Seller are excluded from the sale and shall not be sold, assigned, transferred, conveyed or delivered by Seller to Buyer, and Buyer shall not acquire any of Seller's right, title or interest therein (such assets collectively, the "EXCLUDED ASSETS"):

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              (a)    TAX REFUNDS.  Any refunds, credits or other assets or
rights (including interest thereon or claims therefor) with respect to any Taxes (as defined in SECTION 3.16) of Seller;

              (b) CAUSES OF ACTION. All causes of action and other claims of every kind or description that Seller may have against any person or entity arising out of or relating to (i) the Excluded Assets or the Excluded Liabilities (as defined below) and (ii) the Purchased Assets or Assumed Liabilities (as defined below) (in the case of (ii) relating to periods prior to the Closing Date);

              (c) INTERCOMPANY RECEIVABLES. All intercompany receivables of Seller; and

              (d) OTHER EXCLUDED ASSETS. Such other specific assets used in the Business as are listed in SECTION 1.2(c) of the Seller Disclosure Schedule.

       1.3    ASSUMED LIABILITIES.   Buyer shall assume the following
liabilities of the Seller (the "ASSUMED LIABILITIES"):

              (a) all obligations under the terms of any outstanding warranty (except those relating to any Excluded Asset);

              (b) liabilities arising on and after the Closing Date (except as otherwise herein expressly agreed) under the Contracts, the Real Property Leases, the Personal Property Leases and other assets included in the Purchased Assets;

              (c) all liabilities for accounts payable and accrued and unpaid expenses of the Business;

              (d) all insurance claims, including without limitation automobile liability, general liability and casualty claims, made on or after the Closing Date relating to the Purchased Assets or Assumed Liabilities, except as provided in SECTION 1.4(g);

              (e) all liabilities of Seller pursuant to that collective bargaining agreement between Seller and the Laborers' International Union of North America, AFL-CIO, Local No. 994, effective from March 7, 1998 through March 2, 2001;

              (f) all liabilities arising from the ownership of the Purchased Assets on and after the Closing Date;

              (g) liabilities relating to the Plans (as defined in SECTION 3.11(a)), but only to the extent provided in SECTION 6.2; and

              (h) liabilities relating to all causes of action and other claims which a third party may assert in respect of any of the Purchased Assets (but only to the extent such causes of action or claims relate to liabilities assumed hereunder).

       1.4 EXCLUDED LIABILITIES. Seller shall retain and Buyer shall not assume any liabilities or obligations (other than the Assumed Liabilities) of Seller with respect to the Business, whether known or unknown, fixed or contingent, including without limitation the following obligations or liabilities, as well as the liabilities in SECTION 1.4 of the Seller Disclosure Schedule (the "EXCLUDED LIABILITIES"):

              (a) all obligations and liabilities arising out of or relating to the Excluded Assets;

              (b) all financial indebtedness of Seller and any liabilities of Seller arising under any agreement for borrowed money, including without limitation, pursuant to any of the following (but exclusive of any capitalized leases, which shall be Assumed Liabilities):

                     (i) the Credit Agreement by and among Seller and the other parties thereto dated as of July 30, 1998 (the "TESA CREDIT FACILITY");

                     (ii) the Nonnegotiable Subordinated Promissory Note dated as of July 30, 1998 issued by Seller in the original principal amount of $500,000 (the "TESA NOTE"); and

              (c)    all intercompany debt;

              (d) all liabilities of Seller, Parent or any affiliate of Parent for Taxes accruing prior to the Closing Date and Taxes relating to the conduct of the Business prior to the Closing Date;

              (e) all other liabilities of the Business not expressly included in the Assumed Liabilities, including all liabilities of either Parent or Seller in connection with the Business arising under or pursuant to Environmental Laws (as defined in SECTION 3.14) arising from events occurring prior to the Closing Date;

              (f)    all overdrafts;

              (g) except as expressly provided herein, all liabilities relating to the employment by Seller of any employee, agent, contractor or consultant, or the termination of such employment prior to the Closing Date, including liabilities for compensation and benefits (except, as to the Plans, to the extent provided in SECTION 6.2); and

              (h) all liabilities relating to, resulting from or arising out of employee exposure to Hazardous Materials in excess of applicable Occupational, Safety and Health Administration Act and analogous state law standards and/or requirements at the Carbondale, Illinois facility ("CARBONDALE") as of or prior to the Closing Date.

       1.5 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") will take place on the Closing Date (defined below), or at such other time as the parties agree. The Closing shall be held at the law offices of Morgan, Lewis & Bockius LLP located at 101 Park Avenue, New York, New York 10178 or such location as may be agreed upon by the parties. The parties shall use reasonable efforts to cause the Closing to occur on the first business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the contemplated transaction or (ii) after all the remaining conditions set forth in ARTICLE VII are satisfied or waived (the "CLOSING DATE").

                                     ARTICLE II
                                   PURCHASE PRICE

       2.1 PURCHASE PRICE. The aggregate purchase price for the Business shall be (i) Twenty-Three Million United States Dollars (US $23,000,000) (the "CASH PURCHASE PRICE") and (ii) the assumption by Buyer of the Assumed Liabilities (collectively, the "PURCHASE PRICE"). The Cash Purchase Price shall be made to Seller at Closing by wire transfer in immediately available federal funds to an account designated by Seller by written notice to Buyer at least two days prior to the Closing Date. The portion of the Purchase Price allocable to the non-competition provision of SECTION 6.8 shall be US $3,000,000.

       2.2    ALLOCATION OF PURCHASE PRICE.

              (a) Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller and Parent an allocation of the Purchase Price (set forth as provided in SCHEDULE 2.2) among asset classes as specified by Section 1060 of the Code and the Treasury regulations thereunder (the "NOTICE OF ALLOCATION"). This allocation shall be binding upon Seller unless Seller shall provide a written notice of objection within fifteen (15) days after receipt of the Notice of Allocation in which event Seller and Buyer shall negotiate in good faith to resolve such dispute as expeditiously as possible. Buyer and Seller agree that such allocation is in accordance with the rules in
Section 1060 of the Code and the Treasury regulations promulgated thereunder. Buyer and Seller recognize that the Purchase Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately.

              (b) Seller and Buyer agree to prepare and file on a timely basis any relevant Tax Returns required to be filed pursuant to Section 1060 of the Code, the Treasury regulations thereunder or any provisions of local, state and foreign law (including, without limitation, Asset Acquisition Statements on IRS Form 8594), setting forth an allocation of the Purchase Price, pursuant to
Section 1060 of the Code and the Treasury regulations thereunder, in a manner entirely consistent with the allocation set forth in SCHEDULE 2.2 and agree to act in accordance with such allocation in the preparation of financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto. None of Buyer, Parent and Seller will assert that the allocation reflected in the Notice of Allocation was not separately bargained for at arm's-length and in good faith.

                                     ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF THE SELLER

       Except as set forth in the Disclosure Schedule delivered by Seller to Buyer attached to and incorporated in this Agreement (the "SELLER DISCLOSURE SCHEDULE"), which Seller Disclosure Schedule shall reference disclosure items by section, Seller and Parent jointly and severally represent and warrant to Buyer as follows:

       3.1 ORGANIZATION; APPROVALS. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("SELLER APPROVALS") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and Seller has not received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except where the failure to be so organized, existing and in good standing or to have such power, authority, Seller Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in SECTION 10.3) with respect to the Business.

       3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Seller previously has furnished to Buyer a true, complete and accurate copy of its current Certificate of Incorporation and Bylaws, as amended or restated (the "SELLER CERTIFICATE" or "SELLER BYLAWS"). Such Seller Certificate and Seller Bylaws are in full force and effect. Seller is not in violation of any of the provisions of the Seller Certificate or Seller Bylaws.

       3.3 AUTHORITY. Each of Parent and Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and Parent and the consummation by each of Seller and Parent of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than applicable stockholder approvals). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Seller and Parent and, assuming due authorization, execution and delivery by Buyer, is enforceable against Seller and Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       3.4    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The execution and delivery of this Agreement by Seller and Parent does not, and the performance of this Agreement and the transactions contemplated hereby by Seller and Parent shall not, (i) conflict with or violate the Seller Certificate or Seller Bylaws or the Certificate of Incorporation or Bylaws of Parent, (ii) conflict with or violate any federal or state law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to Seller or Parent or by which it or any of their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined in SECTION 10.3) on any of the Purchased Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or Parent are parties or by which they or any of their properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Business. Seller is not a "restricted subsidiary" under the terms of that certain Indenture dated as of October 23, 1996, by and among Parent, CPC and the other parties thereto.

              (b) The execution and delivery of this Agreement by Seller and Parent does not, and the performance of this Agreement by Seller or Parent shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority or any third party except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities or blue sky laws ("BLUE SKY LAWS"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the filing of other documents as required by applicable Law, applicable transfer tax filings and where the failure to obtain such consents, approvals, authorizations or permits would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Seller or Parent from performing its obligations under this Agreement and would not have a Material Adverse Effect with respect to the Business.

       3.5 COMPLIANCE; PERMITS. Seller is not in conflict with, or in default or violation of, (i) any Law applicable to Seller or by which the Business is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which the Business is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business.

       3.6 INVENTORY. The inventory of Seller consists of raw materials and supplies, manufactured and processed parts, work-in-progress and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged or defective, subject to the reserve for inventory writedown set forth on Seller's balance sheet at December 31, 1998 (or in any notes thereto), and as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

       3.7 ACCOUNTS RECEIVABLE. The accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth on Seller's balance sheet at December 31, 1998 (or in any notes thereto), and as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller. All accounts receivable of Seller are listed in SECTION 3.7 of the Seller Disclosure Schedule.

       3.8    FINANCIAL STATEMENTS.

              (a) Prior to the execution of this Agreement, Seller has delivered to Buyer complete and correct copies of Seller's unaudited balance sheet and income statement for the period ended December 31, 1998, and Parent's audited consolidated balance sheet and income statement for the year ended December 31, 1998 (the "FINANCIAL STATEMENTS"). All such Financial Statements are complete and correct in all material respects and were (i) prepared from the books of account or other financial records of Seller and Parent, (ii) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and (iii) fairly present in all material respects the consolidated financial position of Seller and Parent at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and do not have any footnote disclosures.

              (b) Except (i) for the liabilities that are fully reflected or reserved against in the Financial Statements (including any related notes thereto) or not required to be reflected or reserved against in accordance with GAAP and (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, neither Parent nor Seller has incurred any liability that, either alone or when combined with all similar liabilities, has had or would have a Material Adverse Effect with respect to the Business.

       3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Financial Statements or reports filed by Parent pursuant to the Securities Act or Exchange Act (the "PARENT REPORTS") filed prior to the date of this Agreement, since December 31, 1998 to the date of this Agreement, Seller has conducted the Business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (i) any change in the financial condition, results of operations or business of Seller having a Material Adverse Effect with respect to the Business, (ii) any damage, destruction or loss not covered by insurance with respect to any assets of Seller having a Material Adverse Effect with respect to the Business, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of capital stock of Seller or any redemption, purchase or other acquisition of any of its securities, (iv) any entering into of any new, or modification, amendment or termination (partial or complete) of any existing collective bargaining agreement, contract or other agreement or understanding with a labor union or similar organization to which Seller has been, or is, a party or Plan (as defined below), or other increase in the salary, bonus, rate of commission or rate of consulting fees payable or to become payable to any directors, officers, employees or consultants of Seller, or employment or severance agreement or other employee compensation arrangement with any of its directors, officers or employees (whether new hires or existing employees), in each case where such compensation or arrangement exceeds $75,000, or (v) any union organizing activities relating to employees of Seller or any entering into of any other material transaction involving or affecting each Seller outside the ordinary course of business of Seller consistent with past practice.

       3.10 ABSENCE OF LITIGATION. Neither Seller nor Parent is a party to any, and there are no pending or, to the knowledge of Seller and Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or Parent challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transactions contemplated hereby. There are no claims and judgments pending with respect to which Seller has been duly served or otherwise received notice as of the date of this Agreement, or, to the knowledge of either Seller or Parent, threatened against Seller or outstanding against Seller or affecting the Business, that in the aggregate would have a Material Adverse Effect on the Business. No injunction, order, judgment, decree or regulatory restriction has been imposed on Parent, Seller or the assets of Seller which has had or reasonably could be expected to have a Material Adverse Effect with respect to the Business.

       3.11   EMPLOYEE BENEFIT PLANS.

              (a) PLANS OF SELLER. SECTION 3.11(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and all employment termination, severance or other employment contracts or employment agreements, with respect to which Seller has any obligation and which benefit any of its employees (collectively, the "PLANS"). Seller has furnished or made available to Buyer a copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) any IRS Forms 5500 and related schedules filed since August 1998, (iv) any IRS determination letter for each such Plan issued since August 1998, (v) any actuarial and financial statements in connection with each such Plan issued since August 1998, and (vi) any other material information relating to each such Plan as requested by Buyer, to the extent it is available to the Company.

              (b)    ABSENCE OF CERTAIN TYPES OF PLANS.  No plan is described in
Section 401(a)(1) of ERISA. SECTION 3.11(b) of the Seller Disclosure Schedule lists all Plans that obligate Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transactions contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code (as defined below).

              (c)    COMPLIANCE WITH APPLICABLE LAW.  Except as set forth in
SECTION 3.11(c) of the Seller Disclosure Schedule, each Plan has been operated in all material respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in all material respects in accordance with the provisions of all applicable Law. Seller has performed in all material respects all obligations required to be performed by it under the Plans, is not in material default under or in material violation of the Plans and Seller has no knowledge of any such default or violation by any party to the Plans.

              (d) QUALIFICATION OF CERTAIN PLANS. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified, and to Seller's knowledge no material fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. No trust, if any, maintained or contributed by Seller to fund any Plan is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

              (e) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. Seller has not incurred any material liability under Title IV of ERISA or for any excise tax arising under Section 4971 through 4980E of the Internal Revenue Code of 1986, as amended (the "CODE") with respect to any Plan, and to the knowledge of Seller no fact or event exists that could give rise to any such liability.

              (f) PLAN CONTRIBUTIONS. All contributions, premiums or payments required to be made with respect to any Plan have been made.

              (g) MULTIEMPLOYER PLANS. Each Plan that is a multiemployer plan (within the meaning of Section 3(37) of ERISA) is disclosed in SECTION 3.11(g) of the Seller Disclosure Schedule. With respect to each such plan, (i) no withdrawal liability has been incurred by Seller and Seller has no reason to believe that any such liability will be incurred prior to the Closing Date, (ii) to Seller's knowledge no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA), no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and any withdrawal under Section 4203 of ERISA that will occur by reason of the Closing will not result in the imposition of withdrawal liability on Seller, and (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4245 of ERISA).

              (h) POST-RETIREMENT MEDICAL. No Plan provides medical or life benefits beyond an employee's termination of employment (other than as required by applicable Law).

       3.12   LABOR AND EMPLOYMENT MATTERS.

              (a) Except for confidentiality, noncompetition, consulting or other similar contracts with any employees, consultants, officers or directors of Seller set forth in SECTION 3.12(a) of the Seller Disclosure Schedule, Seller is not a party to any such contracts. Each such contract is in full force and effect and neither Seller nor Parent or, to the knowledge of Seller or Parent, any other party to such contract has received notice that Seller is in violation or breach of or default in any material respect under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default in any material respect under any such contract).

              (b) Except as set forth in SCHEDULE 3.12(b) of the Seller Disclosure Schedule: (i) Seller's current employees are not represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such current employees, and Seller is not a party to and/or has any obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization or any obligation to recognize or deal with any labor union or organization, and there are no such contracts, white papers or side agreements pertaining to or which determine the terms or conditions of employment of any current employees of Seller;
(ii) there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any current employees; (iii) neither Seller nor Parent has knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any current employees of Seller, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any current employees or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred since July 15, 1998 (and, to the knowledge of Seller and Parent, for the past 24 months); (iv) Seller has not engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended; (v) Seller is not involved in any industrial or trade dispute or any dispute or negotiations regarding a claim of material importance with any labor union or organization; and (vi) there are no controversies, claims, demands or grievances of material importance pending or, so far as Seller or Parent is aware, threatened, between Seller, on the one hand, and any of its employees or any actual or claimed representative thereof, on the other hand.

              (c) Seller is in material compliance with all Laws relating to the employment of labor, including but not limited to such Laws relating to wages, hours, the Worker Adjustment Retraining and Notification Act of 1988 ("WARN"), collective bargaining, discrimination, civil rights, safety and health, worker's compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

       3.13 TANGIBLE PERSONAL PROPERTY. Seller has good and indefeasible title to all of its owned tangible personal property and assets, free and clear of all Liens, except liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of such property or which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Business. All leases pursuant to which Seller leases from others tangible or personal property are in good standing, valid and effective in accordance with their respective terms. All items of tangible personal property are listed in SECTION 3.13 of the Seller Disclosure Schedule, indicating which such tangible personal property is owned or leased. All such tangible personal property is adequate and suitable for the conduct of the Business and is in good working order and condition, ordinary wear and tear excepted.

       3.14 ENVIRONMENTAL MATTERS. Seller and Parent represent and warrant as follows: (i) Seller and all Real Property and real property subject to Real Property Leases are in compliance with all applicable Environmental Laws (as defined below); (ii) there is no amount of asbestos or ureaformaldehyde material in or on any property owned, leased or operated by Seller or Parent in connection with the Business; (iii) there are no underground storage tanks located on, in or under any properties currently owned, leased or operated by Seller or Parent in connection with the

Business that violate or result in liability under any Environmental Law (as defined below); (iv) neither Seller nor Parent have been notified by any governmental agency or third party of any pending or threatened Environmental Claim (as defined below) against Seller or Parent in connection with the Business; (v) neither Seller nor Parent have been notified by any governmental agency or any third party that either Seller or Parent in connection with the Business may be a potentially responsible party for environmental contamination or any Release (as defined below) of Hazardous Materials (as defined below) in connection with the Business; (vi) Seller has obtained and holds all permits, licenses and authorizations required under applicable Environmental Laws relating to the Business ("ENVIRONMENTAL PERMITS"); (vii) Seller is in compliance with all terms, conditions and provisions of all applicable Environmental Permits; (viii) no Releases of Hazardous Materials have occurred at, from, in, on, or under any property currently or formerly owned, operated or leased by Seller or Parent in connection with the Business or any predecessors of the Seller or Parent in connection with the Business and no Hazardous Materials are present in, on or about any such property that could give rise to an Environmental Claim by a third party (including any governmental entity or private party) against Seller; and (ix) neither Seller nor Parent in connection with the Business have transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any location which could result in an Environmental Claim against or liability to Seller; and (x) there have been no environmental investigations, studies, audits or tests conducted by, on behalf of or which are in the possession of any Seller or the Parent with respect to any property currently or formerly owned, leased or operated by either Seller or Parent in connection with the Businesses thereof which have not been delivered to Buyer prior to execution of this Agreement, except in each case where such event or condition would not have a Material Adverse Effect on the Business.

       For purposes of this Section, "ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, notices, claims, investigations, injunctions or similar proceedings that may create liability for Seller in any way relating to: (i) any Environmental Law;
(ii) any Hazardous Material, including without limitation any investigation, monitoring, abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order or notice of liability or violation of a governmental entity or Environmental Law; or
(iii) any actual or alleged damage, injury, threat or harm to the environment.

       "HAZARDOUS MATERIALS" shall mean any and all chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum, asbestos, asbestos-containing materials, polychlorinated biphenyls or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment.

       "ENVIRONMENTAL LAW" shall mean any and all federal and state civil and criminal laws, statutes, ordinances, orders, codes, rules or regulations of any governmental or regulatory authority relating to the protection of health, the environment, natural resources, worker health and safety and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C.
Section 7401 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.; the Hazardous Material

Transportation Act, 49 U.S.C. Section 1801 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; and the state analogies thereto, all as amended or superseded from time to time, on or before, but not after, the Closing Date.

       "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment.

       3.15 ABSENCE OF AGREEMENTS. Seller is not a party to any agreement, order, directive, memorandum of understanding or similar arrangement that restricts materially the conduct of the Business, except for those the existence of which has been disclosed in writing to Buyer prior to the date of this Agreement, nor has Seller been advised, that any person or governmental authority is contemplating issuing or requesting any such agreement, order, directive, memorandum of understanding or similar arrangement.

       3.16   TAXES.

              (a) The Seller and Parent jointly and severally represent and warrant as follows, limited, however, in each case, to Taxes, Tax Returns or other Tax matters (i) that include, relate to or otherwise affect the Business or the Purchased Assets, (ii) that could result in the imposition of a lien on, or the assertion of a claim against, the Buyer with respect to any Purchased Asset or (iii) that could affect the computation of the taxable income or the Tax liability of Buyer or any affiliate thereof for any Post-Closing Period. Parent and Seller have duly and timely filed all federal, state, local and other returns and reports (the "TAX RETURNS") with respect to Seller or any affiliated, combined, consolidated, unitary or similar group of which Seller or any subsidiary is or was a member (a "RELEVANT GROUP") which are required to be filed with respect to all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, transfer, value added, franchise, withholding, payroll, employment, disability, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, except to the extent in dispute and set forth in SECTION 3.16(a) of the Seller Disclosure Schedule, together with any interest, penalties, additions to tax or additional amounts with respect thereto (the "TAXES"); all Taxes shown on the Tax Returns have been fully and timely paid and all such Tax Returns are complete and correct. There are no pending or, to the knowledge of Parent and Seller, threatened examinations, claims, liens, assessments or deficiencies to which Seller or the Purchased Assets may be subject; all Taxes due and payable by Parent or Seller with respect to the Purchased Assets have been fully and timely paid.

              (b) Seller is not a party to any agreement extending the time within which to file any Tax Return. To Seller's knowledge, no claim has been made by a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

              (c) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

       3.17 INSURANCE. SECTION 3.17 of the Seller Disclosure Schedule lists all policies of insurance of Seller currently in effect. Each policy listed on such Schedule is valid and in full force and effect. To Parent's and Seller's knowledge, Seller has no liability for unpaid premiums or premium adjustments not properly reflected on the applicable financial statements.

       3.18 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Seller, except as provided in that certain letter agreement between Parent and Schroder & Co. Inc. regarding such fees and such fees are the sole responsibility of, and are to be paid by, Parent.

       3.19 MATERIAL CONTRACTS. Except as included as exhibits in Parent Reports, Seller is not a party to or obligated under any material contract, agreement or other instrument or understanding that is not terminable by Seller without additional payment or penalty within 90 days.

       3.20 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. SECTION 3.20 of the Seller Disclosure Schedule lists the 5 largest customers or clients of Seller on the basis of revenues for goods sold or services provided in the fiscal year ended 1997 and the 10 largest customers or clients in the fiscal year ended 1998.
SECTION 3.20 of the Seller Disclosure Schedule lists the 10 largest suppliers of Seller on the basis of cost of goods or services purchased in the fiscal years ended 1997 and 1998. For each such customer or supplier set forth in such Schedule, a copy of such supplier or customer contract, agreement or understanding with Seller or Parent has been delivered to Buyer prior to execution of this Agreement. No such customer, client or supplier has ceased or materially reduced its purchases from or sales or provision of services to Seller since December 31, 1998, or to the knowledge of Seller or Parent, has threatened to cease or materially reduce such purchases or sales or provision of services after the date of this Agreement. Except for deposits or other nonmaterial amounts paid in the ordinary course of business consistent with past practice, Seller has not accepted any prepayment of any sales price or fee from any client or customer that relates to products not yet delivered or services not yet performed by Seller.

       3.21   INTELLECTUAL PROPERTY.

              (a) Seller owns all right, title and interest in or possesses adequate licenses or other rights to use (i) all discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (either filed or in preparation for filing), and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, brand names, logos, trade names, Internet domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications (either filed or in preparation for filing), registrations and renewals in connection therewith,
(iii) all copyrightable works, all copyrights and all applications (either filed or in preparation for filing), registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, recipes, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including source code, data and related documentation), (vi) all other proprietary rights, (vii) all copies and tangible embodiments of all the foregoing (in whatever form or medium) ("INTELLECTUAL PROPERTY") used in or material to conduct the Business without conflict with the rights of others. Seller Disclosure Schedule SECTION
3.21(a) sets forth a description of (i) all Intellectual Property currently owned by or licensed to Seller and (ii) all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party and all agreements relating to technology, know-how or processes that Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use, and which Seller uses (the "INTELLECTUAL PROPERTY AGREEMENTS"). No other Intellectual Property is used in or material to the conduct of the Business.

              (b) The Intellectual Property does not infringe or violate the intellectual property or contractual rights of any third parties in any country where Seller does Business; to Seller's knowledge, no claim has been asserted or threatened by any person to the ownership of or right to use any Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and neither Parent nor Seller has knowledge of a valid basis for any such claim; Parent and Seller have no knowledge of any claim that any product, activity or operation of Seller infringes upon or involves, or has resulted in the infringement of, any intellectual property rights of any other person, and no proceedings have been instituted, are pending or, to the best of the knowledge of Parent and Seller, are threatened which challenge the rights of Seller with respect thereto, and neither Parent nor Seller has knowledge of a valid basis for any such claim.

              (c) To Seller's knowledge, no Intellectual Property is being infringed by any third party; no action has been asserted or threatened that any Intellectual Property is being infringed by any third party.

              (d)    All of the registrations and applications set forth in
SECTION 3.21(d) of the Seller Disclosure Schedule are in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been made and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations or applications for registration of such Intellectual Property or updating record title thereto, except where such events, either individually or in the aggregate, would not, or be reasonably likely to, have a Material Adverse Effect on the Business.

              (e) All of the Intellectual Property is free and clear of any and all Liens. There are no restrictions on the direct or indirect transfer of the Intellectual Property, except as disclosed in any agreements licensing such Intellectual Property to Seller.

              (f) The Intellectual Property Agreements are valid and binding and in full force and effect, and true and correct copies have been provided to the Buyer; Seller has not granted any license, agreement or other permission to use such Intellectual Property except as disclosed on SECTION 3.21(f) of the Seller Disclosure Schedule; the consummation of the transactions contemplated by this Agreement will not violate nor result in the breach, modification, cancellation, termination or suspension of the Intellectual Property Agreements, and Seller is in compliance with, and has not breached any term of, any Intellectual Property Agreement, and, to the knowledge of Seller, all of the other parties to such Intellectual Property Agreements are in compliance with, and have not breached, any of the terms thereof; there is no dispute between Seller and any other party to any Intellectual Property Agreement regarding the scope of the license or performance under any applicable Intellectual Property Agreement, including with respect to any payments to be made by the Seller thereunder, except where such events, either individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect on the Business.

              (g) Seller has made available to Buyer prior to the execution of this Agreement any available documentation with respect to any invention, process, design, computer software and program or other know-how or trade secret or proprietary information included in such Intellectual Property, which documentation, if any, is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer software and programs or other know-how or trade secret or proprietary information. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets and proprietary information (including the reasonable enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements in substantially Seller's standard form, and to Seller's knowledge all current and former employees and contractors of Seller have executed such an agreement).

       3.23 YEAR 2000 REPRESENTATION. No technology owned, developed or licensed by the Company or used in connection with the business (including, but not limited to, information systems and technology, commercial and noncommercial hardware and software, firmware, mechanical or electrical products, embedded systems, or any other electro-mechanical or processor-based system, whether as part of a desktop system, office system, building system or otherwise) (collectively, the "TECHNOLOGY") will experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with (i) the year 2000 (and all subsequent years) as distinguished from 1900 years, (ii) the date February 29, 2000, and all subsequent leap years, and (iii) the date September 9, 1999, except where such problems, either individually or in the aggregate, would not have a Material Adverse Effect on the Business.

       3.24 REAL PROPERTY. The Real Property listed on SECTION 1.1(a) of the Seller Disclosure Schedule and Real Property Leases listed on SECTION 1.1(b) of the Seller Disclosure Schedule are the only property of similar type used by Seller in the Business. Seller owns the Real Property in fee subject to no Liens, except for those set forth in SECTION 3.24 of the Seller Disclosure Schedule. Seller's interest in the Real Property Leases is subject to no Liens, except for those set forth in SECTION 3.24 of the Seller Disclosure Schedule. True and correct copies of the Real Property Leases have been delivered or made available to Buyer by Seller. Subject to the terms of the respective Real Property Leases, Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the property subject thereto for the full term of the respective Real Property Lease. The Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally. Seller has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease. Seller has not sublet all or any portion of any Leased Real Property. Seller has not received any written notice of default under any Real Property Lease, and to Seller's knowledge there is no material default by any tenant or landlord under any Real Property Lease, and no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a material default under any Real Property Lease. No portion of any parcel of Real Property or real property subject to a Real Property Lease is located in an area designated as a flood zone by any governmental entity, except to the extent such property is adequately insured by a policy of flood insurance. The Facilities are adequate and suitable for the conduct of the Business and are in good working order and condition, ordinary wear and tear excepted.

       3.25 DISCLOSURE. No representation or warranty of Seller or Parent contained in this Agreement, and no statement contained in the Seller Disclosure Schedule or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

       3.26 MATERIAL ADVERSE EFFECT. Since December 31, 1998, there has been no Material Adverse Effect with respect to the Business.

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BUYER

       Except as set forth in the Disclosure Schedule delivered by Buyer to Seller and Parent attached to this Agreement (the "BUYER DISCLOSURE SCHEDULE"), which Buyer Disclosure Schedule shall reference disclosure items by section, Buyer represents and warrants to Seller and Parent as follows:

       4.1 ORGANIZATION; APPROVALS. Buyer is a corporation validly existing and in good standing under the Canada Business Corporations Act. Buyer has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("BUYER APPROVALS") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and Buyer has not received any notice of proceedings relating to the revocation or modification of any Buyer Approvals, except where the failure to be so organized, existing and in good standing or to have such power, authority, Buyer Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

       4.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer and, assuming due authorization, execution and delivery by Seller and Parent, is enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       4.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement and the transactions contemplated hereby by Buyer shall not, (i) conflict with or violate the charter documents of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which it or any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which it or any of its properties is bound or affected, except in the case of clauses (ii) and
(iii) for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect with respect to Buyer.

              (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority or any third party except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the HSR Act, and filing of other documents as required by applicable law, applicable transfer tax filings and where the failure to obtain such consents, approvals, authorizations or permits would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent Buyer from performing its obligations under this Agreement and would not have a Material Adverse Effect with respect to Buyer.

       4.4 ABSENCE OF LITIGATION. Buyer is not a party to any, and there are no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transactions contemplated hereby.

       4.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this

Agreement based upon arrangements made by or on behalf of Buyer, except as provided in that certain letter agreement between Buyer and Downer & Company L.L.C. regarding such fees, which fees are the sole responsibility of, and are to be paid by, Buyer.

       4.6 DISCLOSURE. No representation or warranty of Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or in any certificate, list or other writing furnished to Seller or Parent pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                      ARTICLE V
                                  CERTAIN COVENANTS

       5.1 AFFIRMATIVE COVENANTS. Seller and Parent covenant and agree with Buyer that from and after the date of this Agreement and prior to the Closing Date, unless the prior written consent of Buyer shall have been obtained and except as otherwise contemplated herein, Seller will, and Parent shall cause Seller to:

              (a) operate its business only in the ordinary course consistent with past practices;

              (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

              (c) use reasonable efforts to maintain and keep its properties in good repair and condition, ordinary wear and tear excepted;

              (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

              (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting the Business;

              (f) maintain its Books and Records in the usual, regular or ordinary manner consistent with past practice and provide Buyer access to such materials at a reasonable time and place as Buyer and Seller may agree;

              (g) use reasonable efforts to obtain all authorizations, consents, orders and approvals from all governmental or regulatory authorities that may be or become necessary for its execution and delivery of and the performance of its obligations under this Agreement;

              (h) take such reasonable action as shall be required to fulfill any and all contractual or statutory obligations Seller may have to any unions or labor organizations or otherwise as a result of or relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

              (i) take such reasonable actions required pursuant to the terms of any contracts and agreements to address the consequences of the transactions contemplated by this Agreement, and to obtain necessary consents and required releases; and

              (j) use best efforts to obtain from the City of Carbondale (the "City") an amendment to the Lease Agreement listed on SCHEDULE 1.1(b), whereby the City waives its termination rights pursuant to the provisions of Article XIV of such Lease Agreement.

In addition, Parent will vote all of its shares of stock of Seller to authorize the transactions contemplated by this Agreement pursuant to the terms and conditions set forth in this Agreement.

       5.2 NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Closing Date, Seller shall not, and Parent shall cause Seller not to, without the prior written consent of Buyer, do any of the following:

              (a) except as required by applicable Law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Seller and one or more of Seller's current or former directors, officers or employees, or except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable Law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date of this Agreement (including without limitation the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

              (b) (i) merge with or into any other corporation, permit any other corporation to merge into it or consolidate with any other corporation, or effect any reorganization or recapitalization; (ii) purchase or otherwise acquire any substantial portion of the assets or stock of any corporation; or
(iii) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice;

              (c) propose or adopt any amendments to the Seller Certificate or Seller Bylaws in any way adverse to Buyer;

              (d) change any of its methods of accounting in effect at December 31, 1998 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except as may be required by Law or GAAP;

              (e) change in any material respect any material policies concerning the Business, except as required by Law, including without limitation: (i) sell, assign, transfer, pledge, mortgage or otherwise encumber any of its assets, except for those sales, assignments, transfers, pledges, mortgages and encumbrances (A) currently existing or provided for in existing agreements, (B) incurred in individual amounts of less than $75,000 and in an aggregate amount of no more than $750,000 or (C) incurred in the ordinary course of business consistent with past practice; (ii) enter into any agreement with respect to any acquisition of a material amount of assets or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices; (iii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $75,000, net of any insurance proceeds, that would restrict in any material respect the Business;
(iv) make any capital expenditure in excess of $500,000, except in the ordinary course and consistent with past practice; (v) make any investment of more than $100,000; or (vi) take any action or fail to take any action which individually or in the aggregate would have a Material Adverse Effect with respect to Seller or the Business; PROVIDED, HOWEVER, nothing in this Section shall prevent Seller from eliminating intercompany assets and liabilities prior to the Closing; and

              (f)    agree in writing or otherwise to do any of the foregoing.

       5.3    EXCLUSIVITY

       For the period commencing on the date hereof and ending on the earlier of the termination of this Agreement, the date specified in SECTION 8.1(e) or the Closing (the "EXCLUSIVITY PERIOD"), except for discussions with Buyer and its representatives, Parent will not, directly or indirectly through any director, officer, shareholder, employee, agent, adviser or otherwise, orally or in writing, initiate, solicit, encourage, respond to, discuss, negotiate or accept any inquiries, indications of interest, proposals or offers from, or make any inquiries, indications of interest, proposals, offers, counter proposals or counteroffers to, or furnish any information to, any other person with respect to (i) an acquisition of shares of Seller, (ii) additional equity or convertible debt financing for Seller, (iii) an acquisition of all or a substantial part of the assets of Seller, or (iv) a merger, consolidation or any other transaction which would result in a change in control in Seller or a substantial change in the business of Seller. Further, during such Exclusivity Period Parent will promptly forward to Buyer any expressions of interest or other communications or inquiries received by it in any such regard. During the Exclusivity Period, Parent will make the books, records of Parent and Seller and management of Parent available during normal business hours to Buyer and its representatives for due diligence and valuation purposes.

       In addition, during the Exclusivity Period, Buyer agrees that it will not, except for discussions with Parent and its representatives, directly or indirectly through any director, officer, shareholder, employee, agent, adviser or otherwise, orally or in writing, initiate, solicit, encourage, respond to, discuss, negotiate or make any inquiries, indications of interest, proposals, offers, counterproposals or counteroffers to, or furnish any information to, any other person with respect to a material transaction with or in respect of such person.

       5.4    ACCESS AND INFORMATION.

              (a) From the date of this Agreement until the Closing Date and upon reasonable notice, and subject to applicable Law relating to the exchange of information, Parent and Seller shall afford to Buyer's officers, employees, accountants, legal counsel and other representatives, access during normal business hours to all its properties, books, contracts, commitments and records relating to the Business, but excluding any books, contracts, commitments and records in any way related to the sale of the Business.

              (b) From the date of this Agreement and until the Closing Date, Seller shall furnish promptly to Buyer (i) a copy of each nonconfidential filing made by Parent with the Securities and Exchange Commission (the "SEC"), under the HSR Act or under any other applicable Laws promptly after such documents are available, (ii) a copy of each Tax Return filed by Parent for the three most recent years available with respect to or containing information pertaining to the Business, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes payable with respect to the Business, and (iii) all other information concerning the Business as Buyer may reasonably request, other than in each case reports or documents which neither Seller nor Parent is permitted to disclose under applicable Law or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

              (c) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, and subject to the other provisions of this Agreement, the parties agree that they will take no actions outside of the ordinary course of business to harm the value of the Business conducted by Seller; provided, however, that this limitation shall not limit the ability of the parties to engage in normal competition with each other (including, to the extent applicable, effecting price adjustments to their respective products).

       5.5    UPDATE DISCLOSURE; BREACHES.

              (a) From and after the date of this Agreement until the Closing Date, the parties shall update their respective Disclosure Schedules by written notice to the other party to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, (i) to the extent that any information that would be required to be included in an update under this Section would have in the past been contained in internal reports prepared in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, and (ii) to the extent that updating required under this Section is unduly burdensome, Seller and Buyer will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

              (b) Each party shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the other party and use its best efforts to prevent or promptly remedy the same.

       5.6 EXPENSES. All Expenses (as defined below) incurred by Buyer, on the one hand, and Parent and/or Seller, on the other hand, shall be borne solely and entirely by Buyer, on the one hand, and Parent, on the other hand. "EXPENSES" as used in this Agreement shall include all reasonable fees and out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby. Parent shall be liable for and shall assume and pay the broker's fees of Schroder & Co. Inc. and Buyer shall be liable for and shall assume and pay the broker's fees of Downer & Company.

       5.7 RETENTION OF RECORDS. Buyer shall retain all books and records of Seller that Buyer receives from Seller for a period of six years following the Closing Date. After the Closing, Seller and Parent and their respective representatives shall have reasonable access to all such books and records during normal business hours. In addition, Buyer shall upon reasonable request furnish to Seller or Parent, without charge, copies of any such books or records.

                                      ARTICLE VI
                                ADDITIONAL AGREEMENTS

       6.1 APPROPRIATE ACTION; CONSENTS; FILINGS. The parties shall use reasonable efforts to (i) do all things appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement,
(ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the Securities Act and the Exchange Act and the rules and regulations thereunder, any other applicable federal or state securities laws and any other applicable Law; provided that, Buyer and Seller shall cooperate with each other in connection with the making of all such filings that relate specifically to the transactions contemplated by this Agreement, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

       6.2    EMPLOYEE BENEFIT MATTERS.

              (a) RETENTION OF LIABILITY. Except as provided in this Section, or as required pursuant to any collective bargaining agreement, neither Buyer nor any of its affiliates shall adopt, become a sponsoring employer of, nor have any obligations under or with respect to any Plan and Seller shall retain all liabilities thereunder.

              (b) WELFARE BENEFITS. Buyer shall be responsible for all (i) claims for medical, dental and prescription drug benefits incurred by or with respect to the Transferred Employees and former employees of the Seller (and their dependents), and (ii) claims relating to COBRA coverage attributable to "qualifying events" incurred by or with respect to any Transferred Employee or former employee of Seller (and any dependent thereof), Seller shall be responsible for any and all claims for workers compensation benefits for all Transferred Employees and former employees of the Seller with respect to all work-related injuries which occurred prior to the Closing, provided Buyer notifies Seller (directed to the attention of Craig Jennings) within three (3) business days of any report of such injury to Buyer (or one of its affiliates) by the employee. In addition, on the Closing Date and for the balance of the 1999 calendar year, Buyer (or one of its affiliates) shall cause to be maintained for the benefit of all Transferred Employees and all former employees of the Seller for whom benefits are being provided under the Spinnaker Industries Flexible Benefits Plan (the "FLEX PLAN") as of the Closing Date (together with the Transferred Employees, the "FLEX EMPLOYEES"), a plan substantially identical to the Flex Plan. As soon as practicable thereafter, the Seller shall cause to be transferred to the Buyer the credit or debit balances in the various spending accounts under the Flex Plan along with any net cash amount attributable to those balances for the Flex Employees. Following such transfer, Buyer (or one of its affiliates) shall be responsible for all liabilities for all Flex Employees under the Buyer's Plan. Further, Buyer shall be responsible for all severance payments owing to any Transferred Employee except that Seller, promptly after receiving written notice from Buyer (or one of its affiliates) shall reimburse Buyer (or one of its affiliates) for all costs (including payroll taxes) relating to the provision of any severance benefits and payments made to any Transferred Employee, up to a maximum reimbursement, when combined with any reimbursement of severance pursuant to Section 7.2(a) of the Stock Purchase Agreement, of $700,000.00. Buyer also shall be responsible for all disability claims filed after Closing with respect to the Transferred Employees, except that Seller shall remain responsible for any long term or short term disability benefits payable under the Spinnaker Industries Short Term and Long Term Disability Plans, to the extent such benefits are insured, the disability began or is found to have begun prior to the Closing Date, and the disability claim was not filed by a former employee of the Buyer (or one of its affiliates) after such Employee was involuntarily terminated from employment by the Buyer (or one of its affiliates). Seller shall cooperate with Buyer in effecting an assignment to Buyer of any policies of insurance for the provision of health or welfare benefits to the Transferred Employees and former employees of Seller and any other individual who is not a Transferred Employee or former employee of Seller and administrative contracts relating thereto, if requested by Buyer.

              (c) 401(k) PLAN. On or as soon as practicable after the Closing Date, Buyer (or one of its affiliates) shall cause to be maintained for the benefit of Transferred Employees and all former employees of the Seller for whom benefits are owing under the Spinnaker Industries Affiliates' 401(k) Plan (the "PARENT'S 401(k) PLAN") (together referred to as the "401(k) EMPLOYEES") a defined contribution plan intended to be qualified under Section 401(k) of the Code ("BUYER'S 401(k) PLAN"). As soon as practicable after the Closing Date, but in any event prior to the transfer referred to herein, Buyer shall deliver to Seller a copy of the most recent favorable determination letter for the Buyer's 401(k) Plan, or evidence that such determination letter is not necessary, or evidence of an application timely filed with the IRS for such a letter with respect to a newly adopted plan. In addition, if the Buyer's 401(k) Plan is a newly adopted plan for which a determination letter is necessary, Buyer shall make or cause to be made timely any and all amendments requested by the IRS in order to ensure that the Buyer's 401(k) Plan meets the requirements to ensure it receives a favorable determination letter. As soon as practicable thereafter, Seller shall direct the trustee of the trust funding Parent's 401(k) Plan to transfer to the trustee of the trust funding Buyer's 401(k) Plan the aggregate individual account balances of the 401(k) Employees (whether or not vested). Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash or in kind, as determined by Buyer, except that outstanding loan balances shall be transferred in the form of notes or other appropriate documents evidencing such loans. Prior to the date of the transfer, Seller or its affiliates shall have contributed all contributions (including salary deferral and matching contributions) attributable to service performed by the 401(k) Employees through the Closing Date. Following such transfer, Buyer or one of its affiliates shall be responsible for liabilities attributable to 401(k) Employees under the Buyer's 401(k) Plan. In the event that the Buyer fails to obtain a favorable determination letter from the IRS in respect of the Buyer's 401(k) Plan, the Buyer shall indemnify Seller and Parent, from and after the Closing Date, against, and agrees to hold Seller and Parent harmless from, any and all damages incurred or suffered by Seller and Parent as a result of the Buyer's failure to satisfy the requirements of this SECTION 6.2(c).

              (d) NO RIGHTS. Nothing in this Section shall be construed to give any employee or former employee of Seller (or any beneficiary thereof) any rights of any kind, including any right to continued employment with Buyer or the right to any particular terms of employment, nor shall anything contained in this Section be construed to prevent Buyer or any of its affiliates from terminating or modifying any benefit plan that they may establish or assume.

              (e) EMPLOYEES. Buyer shall offer employment to all of Seller's employees effective as of the Closing Date on terms and, for the balance of the 1999 calendar year, with compensation and benefits substantially similar to those in force immediately prior to the Closing Date (the "TRANSFERRED EMPLOYEES").

       6.3 NOTIFICATION OF CERTAIN MATTERS. Parent and Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Parent and Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Parent or Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       6.4 PUBLIC ANNOUNCEMENTS. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the National Association of Securities Dealers, Inc.

       6.5 CUSTOMER RETENTION. To the extent permitted by law or applicable regulation, Parent and Seller shall use reasonable efforts to assist Buyer in its efforts to retain Seller's customers. Such efforts may include making introductions of Buyer's employees to such customers, assisting in the mailing of information prepared by Buyer and reasonably acceptable to Parent and Seller, to such customers and actively participating in any "transitional marketing programs as the parties may agree upon.

       6.6    TAX COOPERATION AND INDEMNIFICATION.

              (a) Seller, Parent and Buyer shall each, and shall cause their respective affiliates to, provide the other party with such cooperation, assistance and information as any of them may reasonably request in respect of Taxes of the Business or the Purchased Assets, the preparation of any Tax Return, including Tax Returns relating to transfer Taxes, amended Tax Return or claim for refund in respect of the Purchased Assets, or the participation in or conduct of any audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes of the Purchased Assets. Such cooperation and information shall include (i) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant workpapers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess, and (ii) making employees available on a mutually convenient basis to provide explanations of any documents or information provided.

              (b) From and after the Closing Date, to the extent a Tax is imposed on Buyer with respect to the Purchased Assets or Business for any period ending on or before the Closing Date ("PRE-CLOSING PERIOD"), Parent and Seller jointly and severally agree to pay the amount of such Tax, on a Grossed-Up Basis, plus any additional penalties and interest incurred in the payment of such Tax, to the appropriate Taxing Authority or to Buyer, as appropriate, within the later of 30 days of receipt of notice of such Tax or final resolution of any dispute relating to such Tax. If such Tax is paid by Buyer, Parent and Seller jointly and severally agree to reimburse Buyer the amount of such Tax, on a Grossed-Up Basis, plus any additional penalties and interest incurred in the payment of such Tax.

              (c) From and after the Closing Date, to the extent a Tax (other than a Tax described in the first sentence of SECTION 6.6(b)) is imposed on Parent or Seller with respect to the Purchased Assets or Business for any period after the Closing Date ("POST-CLOSING PERIOD"), Buyer agrees to pay the amount of such Tax, on a Grossed-Up Basis, plus any additional penalties and interest incurred in the payment of such Tax, to the appropriate Taxing Authority within the later of 30 days of receipt of notice of such Tax or final resolution of any dispute relating to such Tax. If such Tax is paid by Parent or Seller, Buyer agrees to reimburse Seller the amount of such Tax, on a Grossed-Up Basis, plus any additional penalties and interest incurred in the payment of such Tax.

              (d)    (i)    If any Taxing Authority or other person asserts a
claim with respect to Taxes of the Purchased Assets or Business (a "TAX CLAIM"), then the party hereto first receiving notice of such Tax Claim properly payable by another party to this Agreement (the "RESPONSIBLE PARTY") shall provide written notice thereof to the Responsible Party within 30 days of having received such notice; PROVIDED, HOWEVER, that the failure of a party to give such prompt notice to the Responsible Party shall not relieve such Responsible Party of any of its obligations under this SECTION 6.6. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing
Authority or other person.

                     (ii) If within 60 days after receiving a Tax Claim or written notice of such a Tax Claim with respect to Pre-Closing Period Taxes from the Buyer, Parent or Seller notifies the Buyer that Parent or Seller desires to defend Buyer with respect to the Tax Claim, then Parent or Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Parent or Seller; PROVIDED, HOWEVER, Parent or Seller shall not, without the prior written consent of Buyer, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to Buyer; and PROVIDED FURTHER, that Buyer may, at the sole cost and expense of Buyer, at any time prior to its delivery of the notice referred to in the first sentence of SECTION 6.6(d)(i) file any motion, answer or other pleadings or take any other action that Buyer reasonably believes to be necessary or appropriate to protect its interests. So long as Parent or Seller is defending or prosecuting a Tax Claim, Buyer shall provide or cause to be provided to Parent or Seller any information reasonably requested by Parent or Seller relating to such Tax Claim, and Buyer shall otherwise cooperate with Parent or Seller and its representatives in good faith in order to contest effectively such Tax Claim. Parent or Seller shall inform Buyer of all developments and events relating to such Tax Claim (including without limitation, providing to Buyer copies of all written materials relating to such Tax Claim), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to participate in, all conferences, meetings and proceedings relating to such Tax Claim.

                     (iii) If Parent or Seller fails to notify Buyer within 60 days after receiving a Tax Claim or a written notice of such a Tax Claim with respect to Pre-Closing Period Taxes from Buyer that Parent or Seller desires to defend the Tax Claim pursuant to this SECTION 6.6(d) or, if after delivery of such notice, Parent or Seller fails to reasonably defend or prosecute such Tax Claim, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of Buyer, such Tax Claim. Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Buyer, Parent or Seller shall cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim. Parent or Seller may participate in, but not control any defense, prosecution, settlement or compromise of any Tax Claim controlled by Buyer pursuant to this SECTION 6.6(d)(iii), and shall bear its own costs and expenses with respect thereto.

              (e) Parent and Seller shall pay all transfer, real property transfer, stock transfer and other similar taxes and fees ("TRANSFER TAXES") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer and its respective affiliates with respect to such Transfer Taxes. Parent or Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

              (f) No amounts of indemnity for Tax payments shall be payable as a result of a claim under this Section unless and until the party seeking indemnity has suffered, incurred, sustained or become subject to Taxes, penalties or interest in excess of $25,000, in which case such party shall be entitled to seek indemnity for all Taxes, penalties or interest in excess of such $25,000 amount. All such indemnification payments shall be made on a Grossed-Up Basis.

              (g) All rights and obligations of the parties with respect to indemnification under this Section shall survive for the applicable statute of limitations (including any extensions) for the Tax for which such claim of indemnification is based upon.

       6.7 BULK TRANSFER LAWS. Buyer hereby waives compliance by Seller and Parent with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Purchased Assets to Buyer; PROVIDED, HOWEVER, that Seller and Parent shall indemnify, defend and hold Buyer and its affiliates and representatives harmless from and against any and all Losses (as defined in SECTION 10.3) directly or indirectly arising out of, or resulting from, or relating to any failure to comply with such laws.

       6.8    NON-COMPETITION.

              (a) For a period commencing on the Closing Date and terminating on the third anniversary thereof (the "PERIOD"), as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, Parent and Seller will not (1) engage in, continue in, participate in or have any material interest in any sole proprietorship, partnership, corporation or business that is engaged primarily or in any material respect in the business of the manufacture, sale or distribution of pressure sensitive and water activated tape and industrial electrical tape serving either the retail or industrial end markets (the "PROHIBITED BUSINESS") in North America (the "TERRITORY"), (2) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Prohibited Business, including, but not limited to, with respect to the Prohibited Business, advertising or otherwise endorsing the products of any such competitor, soliciting customers or otherwise serving as an intermediary for any such competition or engaging in any form of business transaction on other than an arms'-length basis with any such competitor; or (3) unless Buyer has terminated such Transferred Employee, solicit for employment any Transferred Employee that has been employed by Buyer, without the prior consent of Buyer; PROVIDED, HOWEVER, that nothing herein shall be deemed to prevent (i) Parent or Seller from acquiring through market purchases and owning, solely as an investment, less than five percent of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices in common use, so long as neither Parent nor Seller is a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer, (ii) any offer by Parent or Seller to employ a person in the Prohibited Business (except as set forth in this Section), or (iii) Parent or Seller from being acquired by a person engaged in any business in competition with the Prohibited Business of Seller.

              The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that succeeds to the

Business. The parties further agree that the geographic scope of this covenant not to compete shall extend to any city, county or other political subdivision of any country in the Territory, each of which is deemed to be separately named herein. Recognizing the specialized nature of the Purchased Assets transferred to Buyer and the scope of competition, Seller and Parent each acknowledge the geographic scope of this covenant not to compete to be reasonable. The parties intend that the covenant contained in this Section shall be construed as a series of separate covenants, one for each city, county or political subdivision of each country in the Territory, each of which is deemed to be separately named herein, each for a series of one-year periods within the Period. Except for geographic coverage and periods of effectiveness, each such separate covenant shall be identical in terms. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this Section, then such unenforceable covenant shall be deemed eliminated for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

              In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

              (b) Parent and Seller each agree with Buyer that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of Buyer in acquiring the Purchased Assets, and that any violation or breach of these provisions will result in irreparable
injury to Buyer for which a remedy at law would be inadequate.   Parent and
Seller each agrees with Buyer that in the event of a violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief, including specific performance, as a court may grant after considering the intent of this Section, and Buyer shall not be entitled to any other form of relief from such violation or breach.

       6.9 FURTHER TRANSFER MATTERS. Effective on the Closing Date, Seller and Parent hereby constitute and appoint Buyer the true and lawful attorney-in-fact of Seller or Parent, with full power of substitution, in the name of Seller or Parent, but on behalf of and for the sole benefit of Buyer:
(i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof and for the Business, (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets or Business, (iii) to defend or compromise any or all actions or proceedings in respect of any of the Purchased Assets or Business, and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses
(i) through (iii) as Buyer shall deem desirable. Seller and Parent hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. At Closing, Seller shall provide Buyer with a written power of attorney in form and substance appropriate to authorize and carry out the above.

       6.10 PRORATIONS. The following prorations relating to the Purchased Assets and the ownership and operation of the Business will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Buyer liable to the extent such items relate to periods beginning with and subsequent to the Closing Date: (a) real estate taxes on or with respect to the Real Property; (b) rents, additional rents, taxes and other items payable by or to Seller under the Real Property Leases; (c) the amount of charges for sewer, water, telephone, electricity and other utilities relating to the Real Property and the real property subject to the Real Property Leases; and (d) all other items (excluding personal property taxes and other Taxes) normally adjusted in connection with similar transactions. Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before a real estate tax rate is fixed, the apportionment of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation.

       6.11 RELEASE OF LIENS. Seller, at or before Closing, shall release of record, the liens listed on SCHEDULE 3.24 of the Seller Disclosure Schedule.

                                     ARTICLE VII
                                CONDITIONS OF CLOSING

       7.1 CONDITIONS TO OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

              (a) NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement.

              (b) HART-SCOTT-RODINO ACT. Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

              (c) CONSENT OF MUNICIPALITY. Seller shall have received consent from any municipality required to provide consent to the transfer of Real Property pursuant to this Agreement.

       7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated hereby are also subject to the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller and Parent contained in this Agreement, including giving effect to any update to the Seller Disclosure Schedule, shall be true and correct in all material respects (except that where any such statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing

Date, and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or President and the Chief Financial Officer of Seller to the foregoing effect.

              (b) AGREEMENTS AND COVENANTS. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller, except those for which failure to obtain such approvals or make such filings would not individually or in the aggregate have a Material Adverse Effect with respect to the Business.

              (d) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with the transactions hereby contemplated, (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Purchased Assets, or (iii) seeking to recover against the proceeds of the transactions contemplated hereby, which in any case is reasonably likely to have a Material Adverse Effect with respect to the Purchased Assets.

              (e) NO MATERIAL ADVERSE CHANGES. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of Seller or the Business, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to the Purchased Assets, and Buyer shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

              (f) OPINION OF COUNSEL. Buyer shall have received from Jenkens & Gilchrist, a Professional Corporation, independent counsel to Seller ("SELLER'S COUNSEL"), an opinion dated the Closing Date, substantially in the form attached as EXHIBIT A.

              (g)    REAL PROPERTY MATTERS.

                     (i) Buyer shall have received an estoppel and consent certificate (dated not more than 30 days prior to the Closing Date) from each landlord under a Real Property Lease reasonably acceptable in form to Buyer;

                     (ii) Buyer shall have received, at Seller's sole cost and expense, a policy of title insurance, dated as of the Closing Date and issued by Buyer's title insurance company, insuring the owner or tenant of the applicable parcel of Real Property or real property subject to a Real Property Lease, free of all Liens including, without limitation, all liens listed on SECTION 3.24 of the Seller Disclosure Schedule, together with, at Seller's sole cost and expense, an ALTA/ACSM survey for each such parcel reasonably acceptable to Buyer. Seller shall deliver to Buyer's title insurance company a title affidavit sufficient to allow Buyer's title insurance company to omit the customary standard exceptions from the policy of title insurance;

                     (iii) Buyer shall have received a nondisturbance agreement, in form reasonably acceptable to Buyer, from each holder of a mortgage or deed of trust affecting any Real Property Lease;

                     (iv) Buyer shall have received special warranty deeds in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Buyer conveying title to the Real Property, if any, in accordance with this Agreement and an assignment of each Real Property Lease conveying title to each Real Property Lease in accordance with this Agreement in a form reasonably acceptable to Buyer;

              (h) FINANCING AND EMPLOYMENT RELEASES. Buyer shall have received releases or other documentation in form reasonably satisfactory to Buyer evidencing the satisfaction of obligations of Seller under or pursuant to the tesa Credit Agreement, any relevant employment agreements and the tesa Note; and

              (i) WARRANTY CLAIM. On or before April 30, 1999, Seller shall have asserted in writing a warranty claim in respect of the repair of the floor and foundation at the Carbondale, Illinois facility and shall have assigned all its rights under such warranty claim to Buyer.

       7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of Parent and Seller to effect the transactions contemplated hereby are also subject to the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer set forth in this Agreement, including giving effect to any update to the Buyer Disclosure Schedule, shall be true and correct in all material respects (except that where any such statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Closing Date (except to the extent such representation and warranties speak as of an earlier date), as though made on and as of the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to the foregoing effect.

              (b) AGREEMENTS AND COVENANTS. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

              (c) CONSENTS UNDER AGREEMENTS. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect with respect to Buyer.

              (d) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with transactions hereby contemplated or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Purchased Assets, which in either case would have a Material Adverse Effect with respect to the Purchased Assets.

              (e) NO MATERIAL ADVERSE CHANGES. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of Buyer that either individually or in the aggregate would have a Material Adverse Effect with respect to Buyer. Seller shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

              (f) OPINION OF COUNSEL. Seller and Parent shall have received from Morgan, Lewis & Bockius LLP, independent counsel to Buyer ("BUYER'S COUNSEL"), an opinion dated the Closing Date, substantially in the form attached as EXHIBIT B.

                                     ARTICLE VIII
                          TERMINATION, AMENDMENT AND WAIVER

       8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

              (a)    by mutual consent of Buyer, Seller and Parent;

              (b) by either Parent, Buyer or Seller if any approval of stockholders required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

              (c) by Seller, Parent or Buyer if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement, set forth in this Agreement, on the part of any party, which breach has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to the Closing Date; PROVIDED, HOWEVER, this Agreement may not be terminated pursuant to this clause (c) by the breaching party;

              (d) by either Buyer, Parent or Seller if any permanent injunction preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable or if any applicable Law or any rule or regulation thereunder shall hereafter be enacted or becomes applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal;

              (e) by either Buyer, Parent or Seller if the transactions contemplated hereby shall not have been consummated by July 31, 1999, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; PROVIDED, HOWEVER, that in the event early termination shall not have been granted or applicable waiting periods shall not have expired under the HSR Act as of such date, the parties may agree to extend such date for up to two additional 30 day periods, with such agreement not to be unreasonably withheld, and, further, provided, if the Put Right in SECTION 10.2 of the Stock Purchase Agreement has been exercised, the parties shall in good faith close the transaction contemplated hereby as soon as possible after such exercise.

              (f) by either Buyer, Parent or Seller if any regulatory authority has denied approval of the transactions contemplated hereby, and neither Buyer nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; or

              (g) by Buyer in the event it shall have notified Parent and Seller of its intention to terminate this Agreement pursuant to SECTION 6.11 within the time period set forth therein.

       8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 8.1, this Agreement shall forthwith become void and all rights and obligations of any party shall cease except as set forth in
SECTION 5.4(c) of this Agreement; PROVIDED, HOWEVER, nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

       8.3    WAIVER.  At any time prior to the Closing Date, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                      ARTICLE IX
                                   INDEMNIFICATION

       9.1 INDEMNIFICATION. Subject to the provisions of this Article, Seller shall indemnify Buyer, its stockholders, officers, directors, employees, agents and affiliates (collectively, the "BUYER INDEMNITEES") in respect of, and hold each of them harmless from and against, and shall pay the full amount of, on a Grossed-Up Basis (as defined in SECTION 10.3), any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject resulting from, arising out of or relating to: (i) any causes of action asserted or other legal proceedings initiated on the part of any of the stockholders of Seller relating in any way to claims based on the failure to obtain shareholder approval of the sale of Parent's assets; (ii) any employee pension benefit plan subject to Title IV of ERISA that is maintained by Seller or any of its "controlled group," within the meaning of

Section 4001(a)(15) of ERISA, other than any Plans; (iii) severance obligations occurring within six months of the Closing Date in connection with the agreements described on EXHIBIT C; and (iv) the nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in SECTIONS 5.6 and 6.7.

       9.2 PROCEDURES FOR INDEMNIFICATION. Any claims for indemnification by any party entitled to indemnification hereunder (an "INDEMNIFIED PARTY") from any party hereunder (an "INDEMNITOR") under this ARTICLE IX shall be made by an Indemnified Party by delivery of a written notice to the Indemnitor requesting indemnification (an "INDEMNIFICATION CLAIM") and specifying the basis on which indemnification is sought and the amount of asserted Losses. Indemnitor shall have 30 days after the date on which the Indemnitor receives the notice of an Indemnification Claim to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. If within 30 days after the date on which the Indemnitor receives the notice of the Indemnification Claim, the Indemnitor has not delivered to the Indemnified Party a notice objecting to all or any portion of the claimed Loss and setting forth the amount of such claimed indemnification for such Loss objected to and the reasons for such objection, the Indemnified Party shall be entitled to indemnification for such Loss, and the Indemnitor shall promptly pay the full amount of such Loss. If, within 30 days after the date on which the Indemnitor receives the notice of an Indemnification Claim, the Indemnitor delivers to the Indemnified Party an objection to all or any portion of the claimed Loss, setting forth the amount of such Loss objected to and the reasons for such objection, the Indemnified Party shall be entitled to reimbursement for the portion of such Loss not objected to by the Indemnitor and the Indemnitor shall promptly pay the full amount of so much of the Loss as to which the Indemnitor did not object.

              (a) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnified Party or by any final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within 5 days of the date such amount is determined.

              (b) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity.

              (c) Any payment under this Article shall be treated for Tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper and permissible under the applicable U.S. Tax law, including the Code, Treasury regulations, court decisions and administrative promulgations or, alternatively, by Buyer as an offset to a Tax benefit item, if such characterization is permissible under such Tax law.

              (d) In no event shall the aggregate liability of Seller and Parent for claims asserted pursuant to Section 9.1(i) and 9.1(iii) of this Agreement and Section 11.1(i) and 11.1(iii) of the Stock Purchase Agreement (excluding indemnification with respect to the payment of Taxes, penalties, Brighton Governmental Claims, interest and collection costs thereof) exceed $700,000.

                                      ARTICLE X
                                  GENERAL PROVISIONS

       10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise set forth herein, the representations and warranties of the parties shall expire at Closing. The covenants and agreements of the parties shall expire at Closing; PROVIDED, HOWEVER, that the covenants and agreements contained in SECTIONS 5.4(c), 5.6, 5.7, 6.2, 6.6, 6.8 and 6.9 shall survive Closing and expire in accordance with their respective terms, provided that to the extent obligations require repeated performance or performance from time to time, expiration shall occur only upon the final performance of the obligation.

       10.2 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

              (a)    If to Parent or Seller:

                     Spinnaker Industries, Inc.
                     1700 Pacific Ave., Suite 1600
                     Dallas, Texas  75201
                     Telecopier:  (214) 855-0093
                     Attention:  President

              With copies to:

                     Jenkens & Gilchrist, a Professional Corporation 1445 Ross Ave., Suite 3200
                     Dallas, Texas  75202
                     Telecopier:  (214) 855-4300
                     Attention:  Ronald J. Frappier

                     Crouch & Hallett, L.L.P.
                     717 North Harwood Street
                     Suite 1400
                     Dallas, Texas  75201
                     Telecopier:  (214) 922-4193
                     Attention:  Timothy R. Vaughan

              (b)    If to Buyer:

                     Intertape Polymer Group Inc.
                     110E Montee de Liesse
                     St. Laurent, Quebec H4T IN4
                     Canada
                     Telecopier:  (514) 731-5477
                     Attention:  Andrew M. Archibald

              With a copy to:

                     Morgan, Lewis & Bockius LLP
                     101 Park Avenue
                     New York, New York  10178
                     Telecopier:   (212) 309-6273
                     Attention:  Nancy H. Corbett

       10.3   CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

              (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

              (b) "BUSINESS DAY" means any day other than a day on which federally-chartered banks are required or authorized to be closed;

              (c) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

              (d) "GROSSED-UP BASIS" means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment and after taking into account the Tax benefit of any deductions attributable to such Taxes and/or payments that are currently available to the recipient of such payment, will equal the specified sum;

              (e) "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens for current property Taxes not yet due and payable, and (ii) liens which do not materially impair the use of, or title to, or value of the assets subject to such lien;

              (f) "LOSS" shall mean any and all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including interest and penalties, and reasonable attorneys' fees and expenses relating thereto (but excluding lost profits or consequential or incidental damages);

              (g) "MATERIAL ADVERSE EFFECT" means, with respect to Buyer, Parent, Seller or Business, (i) any adverse effect on the business, assets, properties, liabilities, prospects, results of operations or financial condition of, and which is material with respect to, such party (or the Business), or (ii) any effect that materially impairs the ability of such party to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (A) actions contemplated by this Agreement, (B) changes in laws and regulations or interpretations thereof that are generally applicable to the manufacturing industry and (C) changes in generally accepted accounting principles that are generally applicable to the manufacturing industry;

              (h) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

              (i) "SUBSIDIARY" or "SUBSIDIARIES" of Seller, Parent, Buyer or any other person, means any corporation, partnership, joint venture or other legal entity of which either Seller, Parent, Buyer, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

       10.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       10.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

       10.7 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve Buyer of its obligations hereunder.

       10.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

       10.9 GOVERNING LAW; VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

       10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       10.11 TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement.

       10.12 AMENDMENT. This Agreement may be amended by the agreement of the parties and in accordance with their applicable charter documents and applicable Law.

       10.13 WAIVER OF JURY TRIAL. Each of Seller and Buyer waive their respective rights to a trail by jury of any claim or cause of action based upon or arising out of or related to this agreement, any assignment or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any party against the other parties, whether with respect to contract claims, tort claims, or otherwise. Each of Seller and Buyer agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement, any assignment or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any assignment.

       10.14 CONSENT TO JURISDICTION. The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court of Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereto brought by any other party hereto. Each party hereto, to the extent permitted by applicable law, hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such Court.

       IN WITNESS WHEREOF, Seller, Parent and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                         SPINNAKER INDUSTRIES, INC. ("Parent")


                                         By: /s/ Ned N. Fleming III
                                             ---------------------------------
                                         Name:   Ned N. Fleming III
                                               -------------------------------
                                         Title:  President and Chief
                                                 Operating Officer
                                                ------------------------------

                                         SPINNAKER ELECTRICAL TAPE
                                         COMPANY ("Seller")


                                         By: /s/ Mark R. Matteson
                                             ---------------------------------
                                         Name:   Mark R. Matteson
                                               -------------------------------
                                         Title:  Vice President, Corporate
                                                 Development
                                                ------------------------------

                                         INTERTAPE POLYMER GROUP INC.
                                         ("Buyer")


                                         By: /s/ Andrew Archibald
                                             ---------------------------------
                                         Name:   Andrew Archibald
                                               -------------------------------
                                         Title:  Chief Financial Officer,
                                                 Secretary, Treasurer and
                                                 Vice President Administration
                                                ------------------------------

                    CROSS REFERENCES TO SELLER DISCLOSURE SCHEDULE

                    CROSS REFERENCES TO BUYER DISCLOSURE SCHEDULE